Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement is made and entered into as of March 20, 2026, by and between Anthony Hayes, an individual, (the “Executive”) and Dominari Holdings, Inc. (the “Corporation”) (each individually, a “Party,” collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Employment Agreement, dated June 28, 2022, as most recently amended on June 24, 2025 (collectively, the “Employment Agreement”);

WHEREAS, all capitalized terms used in this Amendment that are not defined in this Amendment shall have the same meaning as in the Employment Agreement, and all section references are to sections in the Employment Agreement;

WHEREAS, the Parties wish to modify the Executive’s bonus entitlement to better align with the Corporation’s goals and executive compensation market practices; and

WHEREAS, the Executive desires to be employed by the Corporation on the terms and conditions in the Employment Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree that the Employment Agreement is hereby amended as follows:

A.	Amendment To Employment Agreement.

In consideration for the issuance of 3,000,000 shares of common stock of the Corporation to the Executive, as approved by vote of the shareholders of the Corporation on March 4, 2026 (and subsequently issued pursuant to a registration statement on Form S-8), the Parties hereby agree to delete and replace Section 4(b) in its entirety with the following language (which amendment shall be retroactive to January 1, 2026):

“In addition to the Base Salary, the Executive may be eligible to receive (i) quarterly bonuses from time to time (any such bonus, a “Quarterly Bonus”) and (ii) the Net Revenue Bonus (as defined below).

With respect to the Quarterly Bonus, the Compensation Committee shall conduct a quarterly review with the Executive to determine whether a Quarterly Bonus for the most recently completed quarter is merited based on the performance of the Corporation and creation of shareholder value through the efforts of the Executive. To the extent the Compensation Committee determines that a Quarterly Bonus has been earned and is payable, it shall be paid by the March 15th of the calendar year immediately following the calendar year in which such Quarterly Bonus was earned.

The “Net Revenue Bonus” shall equal fifteen percent (15%) of the sum of (i) all fees and proceeds received by the Corporation’s wholly-owned subsidiary, Dominari Securities LLC (the “IB”), in connection with investment banking services performed by the IB, including but not limited to the proceeds received from the exercise and sale of shares underlying any warrants or options issued in connection therewith, less the fees and expenses paid to individual representatives (i.e. broker payouts) of the IB out of such fees and/or proceeds (“Net Investment Banking Fees”) and (ii) any revenue received by the Corporation or any of its subsidiaries, including but not limited to the IB, in connection with alternative business opportunities that occur from time to time, including but not limited to, profits (including proceeds from warrants and options) received on all carried interest on “Special Purpose Vehicles” or other investment vehicles that the Corporation or any of its subsidiaries, including but not limited to IB, may have a pecuniary interest in (“Alternate Revenue”). Alternate Revenue shall be interpreted broadly to capture any revenue not included in Net Investment Banking Fees that benefits the Corporation or any of its subsidiaries and shall be net of any fees or expenses paid to any employees of the Corporation or its subsidiaries, including the IB.

Notwithstanding the above, the Board or the Compensation Committee may adopt different or additional performance criteria for future years, after consultation with the Executive, provided that such criteria are reasonably attainable.”

B.	No Other Amendments. Except as specifically set forth in this Amendment, there are no other amendments to the Employment Agreement, and the Employment Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment to the Employment Agreement as of the dates set forth below.

Dominari Holdings, Inc.

By:	/s/ Kyle Haug

Print Name:	Kyle Haug

Title:	Chairman of Compensation Committee

Dated:	3/20/2026

Executive:

/s/ Anthony Hayes
Anthony Hayes

Dated:	3/20/2026